                                  EXHIBIT 99.2

                AUDITED FINANCIAL STATEMENTS OF CNB BANCORP, LLC

                                CNB BANCORP, LLC
                          (A DEVELOPMENT STAGE COMPANY)

                                WINDSOR, VIRGINIA

                                FINANCIAL REPORT

                                DECEMBER 31, 2002

                                    CONTENTS

                                                                        PAGE

INDEPENDENT AUDITOR'S REPORT
 ON THE FINANCIAL STATEMENTS                                               1

FINANCIAL STATEMENTS

 Balance sheet                                                             2
 Statements of operations                                                  3
 Statements of cash flows                                                  4
 Statement of members' deficit                                             5
 Notes to financial statements                                           6-8

                          INDEPENDENT AUDITOR'S REPORT

To the Members
CNB Bancorp, LLC
Windsor, Virginia

        We have audited the accompanying balance sheet of CNB Bancorp, LLC (a development stage company) as of December 31, 2002, and the related statements of operations, members' deficit, and cash flows for the year ended December 31, 2002, the period from April 23, 2001, date of inception, to December 31, 2001 and the period from April 23, 2001, date of inception, to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CNB Bancorp, LLC as of December 31, 2002, and the results of its operations and its cash flows for the year ended December 31, 2002, the period from April 23, 2001, date of inception, to December 31, 2001 and the period from April 23, 2001, date of inception, to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1 to the financial statements, the Company is in the organization stage and has not commenced operations. Also, as discussed in
Note 5, the Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals. These factors and the expense associated with development of a new banking institution raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 5. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.

/s/ Yount, Hyde & Barbour

Winchester, Virginia
March 13, 2002

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                                CNB BANCORP, LLC
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET
                                December 31, 2002

                                     ASSETS
Cash                                                                 $    6,811
Deferred stock offering costs                                           183,284
Land and equipment                                                      304,057
                                                                     ----------

        Total assets                                                 $  494,152
                                                                     ==========

                        LIABILITIES AND MEMBERS' DEFICIT

LIABILITIES
 Accounts payable                                                    $    1,510
 Accrued interest payable                                                 3,752
 Line of credit                                                         880,500
                                                                     ----------
        Total liabilities                                            $  885,762
                                                                     ----------

MEMBERS' DEFICIT
 Deficit accumulated during the development stage                    $ (391,610)

                                                                     ----------
        Total liabilities and members' deficit                       $  494,152
                                                                     ==========

See Notes to Financial Statements.

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                                CNB BANCORP, LLC
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                          PERIOD FROM       PERIOD FROM
                                                        APRIL 23, 2001,   APRIL 23, 2001,
                                                            DATE OF           DATE OF
                                          YEAR ENDED       INCEPTION,       INCEPTION,
                                         DECEMBER 31,   TO DECEMBER 31,   TO DECEMBER 31,
                                             2002             2001             2002
                                         ------------   ---------------   ---------------
EXPENSES:
 Advertising                             $      1,901   $           367   $         2,268
 Application costs                                - -            17,225            17,225
 Consulting fees                                  930            93,398            94,328
 Conventions, conferences, and meetings         2,470             5,401             7,871
 Depreciation                                   1,630             1,019             2,649
 Equipment                                        805             1,718             2,523
 Insurance                                     12,008             1,026            13,034
 Interest                                      26,958             5,738            32,696
 Legal fees                                     9,442            12,590            22,032
 Office expense                                 3,914             1,638             5,552
 Rent                                           3,600             2,100             5,700
 Salaries and benefits                        109,059            50,933           159,992
 Taxes                                         10,475             3,129            13,604
 Utilities                                      3,870             2,256             6,126
 Other                                          3,581             2,429             6,010
                                         ------------   ---------------   ---------------
        Net loss                         $    190,643   $       200,967   $       391,610
                                         ============   ===============   ===============

See Notes to Financial Statements.

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                                CNB BANCORP, LLC
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                      PERIOD FROM       PERIOD FROM
                                                                    APRIL 23, 2001,   APRIL 23, 2001,
                                                                        DATE OF           DATE OF
                                                      YEAR ENDED       INCEPTION,        INCEPTION,
                                                     DECEMBER 31,   TO DECEMBER 31,   TO DECEMBER 31,
                                                         2002             2001             2002
                                                     ------------   ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Reconciliation of net (loss) to net cash
  (used in) operating activities:
    Net (loss)                                       $   (190,643)  $      (200,967)  $      (391,610)
    Depreciation                                            1,630             1,019             2,649
    Increase (decrease) in accounts payable                (8,631)           10,141             1,510
    Increase in accrued interest payable                    2,861               891             3,752
    (Increase) in deferred stock offering costs          (150,294)          (32,990)         (183,284)
                                                     ------------   ---------------   ---------------
       Net cash (used in) operating activities       $   (345,077)  $      (221,906)  $      (566,983)
                                                     ------------   ---------------   ---------------

CASH FLOWS FROM INVESTING ACTIVITIES,
 capital expenditures                                $        - -   $      (306,706)  $      (306,706)
                                                     ------------   ---------------   ---------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Advances from organizers                            $      7,500   $        97,500   $       105,000
 Repayment of advances from organizers                   (105,000)              - -          (105,000)
 Proceeds from line of credit                             446,761           433,739           880,500
                                                     ------------   ---------------   ---------------
       Net cash provided by financing activities     $    349,261   $       531,239   $       880,500
                                                     ------------   ---------------   ---------------

       Net increase in cash and cash equivalents     $      4,184   $         2,627   $         6,811

CASH
 Beginning                                                  2,627               - -               - -
                                                     ------------   ---------------   ---------------

 Ending                                              $      6,811   $         2,627   $         6,811
                                                     ============   ===============   ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION,
 cash payments for interest                          $     24,097   $         4,847   $        28,944
                                                     ============   ===============   ===============

See Notes to Financial Statements.

                                CNB BANCORP, LLC
                          (A DEVELOPMENT STAGE COMPANY)

                         STATEMENTS OF MEMBERS' DEFICIT

                                                      (DEFICIT)
                                                     ACCUMULATED
                                                     DURING THE
                                                     DEVELOPMENT
                                                        STAGE
                                                     -----------
Balance, April 23, 2001 (Date of Inception)          $      - -
 Net (loss)                                             (200,967)
                                                     -----------
Balance, December 31, 2001                           $  (200,967)
 Net (loss)                                             (190,643)
                                                     -----------
Balance, December 31, 2002                           $  (391,610)
                                                     ===========

See Notes to Financial Statements.

                                CNB BANCORP, LLC
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS

Note 1. Nature of Business Activities and Significant Accounting Policies

        BUSINESS

         CNB Bancorp, LLC (the Company) is a Virginia limited liability company established for the purpose of organizing CNB Bancorp, Inc. and its wholly owned subsidiary, Citizens National Bank (in organization) (the
         Bank). The Bank is being organized as a national bank under the laws of the United States with the purpose of becoming a new bank to be located in Windsor, Virginia. The Bank has filed a charter application with the Office of the Comptroller of the Currency and an application for deposit insurance with the Federal Deposit Insurance Corporation. Provided that the applications are timely approved and the necessary capital is raised, it is expected that banking operations will commence in the second quarter of 2003.

         The Company was formally established in July 2001. We have prepared these financial statements including financial information from April 23, 2001, the initial financial transaction date. It was on that date that the Company's organizers began pre-organizational activities.

         The Company is a development stage enterprise as defined by Statement of Financial Accounting Standard No. 7, "Accounting and Reporting by Development Stage Enterprises," as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

        YEAR END

         The Company has adopted a fiscal year ending on December 31. The transactions occurring prior to the Company's establishment have been combined in these financial statements for ease of presentation.

        ESTIMATES

         The financial statements include estimates and assumptions that affect the Company's financial position and results of operations and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

        DEFERRED STOCK OFFERING COSTS

         Deferred stock offering costs have been incurred by CNB Bancorp, Inc. in connection with the offering and issuance of its stock. The deferred stock offering costs will be deducted from CNB Bancorp, Inc.'s additional paid-in capital after the stock offering. If the stock offering is deemed unsuccessful, all deferred stock offering costs will be charged to operations during the period in which the offering is deemed unsuccessful.

                          NOTES TO FINANCIAL STATEMENTS

        ORGANIZATION COSTS

         Organization costs include incorporation, legal, and consulting fees incurred in connection with establishing the Company. In accordance with Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," organization costs are expensed when incurred.

        PRE-OPENING EXPENSES

         Costs incurred for overhead and other operating expenses are included in the current period's operating results.

        PERSONAL ASSETS AND LIABILITIES

         In accordance with the generally accepted method of presenting limited liability company financial statements, the financial statements do not include the assets and liabilities of the members, including their obligation for income taxes on their distributive shares of the net income of the Company, nor any provision for income tax expense.

        EQUIPMENT

         Equipment is stated at cost less accumulated depreciation and amortization that is computed using the declining balance method over a five-year life. Costs incurred for maintenance and repairs are expensed currently.

NOTE 2. LINE OF CREDIT

        The Company has established a $1,000,000 line of credit with a financial institution to fund operating expenses of the Company during the development stage. The line is secured by a first deed of trust on 2.0 acres of real estate owned by the Company, which is to be used as the Company's initial business location. The line is also guaranteed by the organizers. The line bears interest at the prime rate minus 0.5% and expires May 15, 2003. As of December 31, 2002, $880,500 was outstanding on this line of credit.

NOTE 3. LAND AND EQUIPMENT

        The Company purchased land in Windsor, Virginia on September 6, 2001 for $301,613. This property will be developed as the Bank's initial business location and is used to secure the Company's line of credit. The remaining balance of $2,444 consists of equipment net of accumulated depreciation.

                          NOTES TO FINANCIAL STATEMENTS

NOTE 4. PUBLIC STOCK OFFERING

        CNB Bancorp, Inc. closed it public offering to sell shares of its common stock at $10 per share on December 31, 2002. The offering raised $5.4 million, net of offering expenses. The directors and executive officers of the Company purchased 191,306 shares of common stock at $10 per share, for a total of approximately $1.9 million. Upon closing of the offering, CNB Bancorp, Inc. plans to issue stock warrants to the organizers to purchase up to an additional 102,500 shares of common stock for $10 per share. CNB Bancorp, Inc. will use $5.25 million of the proceeds to capitalize the proposed bank.

NOTE 5. LIQUIDITY AND GOING CONCERN CONSIDERATIONS

        The Company incurred a net loss of $391,610 for the period from April 23, 2001 (date of inception) to December 31, 2002. At December 31, 2002, liabilities exceeded assets by $391,610.

        Management believes that the current level of expenditures are well within the financial capabilities of the organizers and adequate to meet existing obligations and fund current operations, but obtaining final regulatory approvals and commencing banking operations is dependent on successfully completing the stock offering.

        To provide permanent funding for its operation, CNB Bancorp, Inc. has sold its common stock through a public offering as discussed in Note 4. Costs related to the organization and registration of CNB Bancorp, Inc.'s common stock along with reimbursement of fixed asset costs and repayment of the line of credit will be paid from the gross proceeds of the offering. Should regulatory approval not be obtained, amounts paid by the subscribers with their subscriptions will be returned and the offer withdrawn.

NOTE 6. COMMITMENTS AND CONTINGENCIES

        At December 31, 2002, stock subscription proceeds of $5,611,370 were deposited in an escrow account with an escrow agent pending the closing of the offering and receipt of final regulatory approval. As the Company does not have an unassailable right to those proceeds, they have not been recognized in the financial statements. The Company is responsible for any loss of the proceeds held in escrow.